PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 6, 1998)

                                  $425,000,000

                              TXU ELECTRIC COMPANY
                              FIRST MORTGAGE BONDS,
                  FLOATING RATE SERIES B DUE DECEMBER 20, 2002

                              ---------------------

     TXU Electric Company will pay interest on these securities on March 20, June 20, September 20 and December 20 of each year, commencing March 20, 2001. Except in certain circumstances described in this prospectus supplement, the per annum interest rate on these securities for each interest period will be reset quarterly based on three month LIBOR plus .75%.

     These securities shall not be redeemable prior to June 20, 2001. On or after June 20, 2001, TXU Electric Company may redeem these securities, at its option, in whole but not in part, on the 20th day of any calendar month prior to the maturity of these securities, upon 30 days' notice, at a redemption price equal to 100% of the principal amount of the securities plus accrued and unpaid interest thereon, if any.

     These securities are secured by the lien of TXU Electric Company's mortgage and rank equally with all of TXU Electric Company's first mortgage bonds.

                              ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

     The underwriters propose to offer these securities from time to time for sale in negotiated transactions, or otherwise, initially at 100% of the principal amount thereof and thereafter at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase these securities from TXU Electric Company at 99.75% of their aggregate principal amount (which results in $423,937,500 aggregate proceeds to TXU Electric Company before deducting its expenses), subject to the terms and conditions set forth in the underwriting agreement. See "Underwriting" herein. The underwriters expect to deliver these securities through the book-entry facilities of The Depository Trust Company on or about December 20, 2000.

                              ---------------------

                                Joint Bookrunners

Lehman Brothers                                      Morgan Stanley Dean Witter

December 14, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement.....................................        S-2
TXU Electric Company.................................................        S-3
Summary of Historical Consolidated Financial Information of
     TXU Electric Company and its Subsidiaries.......................        S-5
Use of Proceeds......................................................        S-6
Certain Terms of the Offered Bonds...................................        S-6
Material United States Federal Income Tax Consequences...............        S-9
Underwriting.........................................................       S-10
Experts..............................................................       S-11

                                   PROSPECTUS

Incorporation of Certain Documents by Reference........................        2
Available Information................................................          2
The Company..........................................................          3
Use of Proceeds......................................................          4
Ratio of Earnings to Fixed Charges...................................          4
Description of New Bonds.............................................          4
Description of New Debt Securities...................................          7
Experts and Legality.................................................         13
Plan of Distribution.................................................         14


                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. TXU Electric Company has not authorized anyone else to provide you with different information. TXU Electric Company is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                              TXU ELECTRIC COMPANY

     The information in this section adds to the information in the "The Company" section on page 3 of the accompanying prospectus. Please read these two sections together.

     On June 14, 1999, Texas Utilities Electric Company changed its name to TXU Electric Company. TXU Electric Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy solely within the State of Texas. TXU Electric Company is a wholly-owned subsidiary of TXU Corp., a Texas corporation. TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia. Through its direct and indirect subsidiaries, TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the purchase, transmission, distribution and sale of natural gas; energy marketing; and energy services, telecommunications and other businesses.

     TXU Electric Company's service area is located in the north central, eastern and western parts of Texas, with a population estimated at 6.1 million - about one-third of the population of Texas. Electric service is provided to approximately 2.6 million customers in 92 counties and 370 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the state. The service territory also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

     The principal executive offices of TXU Electric Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is
(214) 812-4600.

     Electric Industry Restructuring. Legislation was passed during the 1999 session of the Texas Legislature that will restructure the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the legislation incorporates the concept contained in the stipulation in Docket No. 18490 that earnings in excess of the earnings cap be used as mitigation to the cost of nuclear production assets (see Note 13 to Financial Statements in TXU Electric Company's Annual Report on Form 10-K for the year ended December 31,
1999); authorizes competition in the retail and generation markets for electricity beginning January 1, 2002; provides for the recovery of generation-related and purchased power related stranded costs and generation-related regulatory assets; requires reductions in nitrogen oxide
(NOx) and sulfur dioxide (SO2) emissions; requires a rate freeze for all retail customers until January 1, 2002 and certain rate reductions for residential and small commercial customers for up to five years thereafter; and sets certain limits on capacity owned and controlled by power generation companies. Each electric utility must separate from its regulated activities its customer energy services business activities that are otherwise already widely available in the competitive market. By January 1, 2002, each electric utility must separate (unbundle) its business into the following units: a power generation company, a retail electric provider and a transmission and distribution company or separate transmission and distribution companies. A power generation company generates electricity that is intended to be sold at wholesale. In general, a power generation company may not own a transmission or distribution facility and may not have a certificated service area. A retail electric provider sells electric energy to retail customers and may not own or operate generation assets. A transmission and distribution (T&D) company may only own or operate facilities to transmit or distribute electricity. TXU Electric Company and each other electric utility in Texas have filed with the Public Utility Commission of Texas
(PUC) a separation of their costs into competitive and regulated components, proposed tariffs for their proposed T&D utility, and an initial estimate of their generation-related stranded costs.

     In October 1999, the TXU Electric Company filed a petition with the PUC for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments designed to enable TXU Electric Company to recover its generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. On May 1, 2000, the PUC signed a final order rejecting TXU Electric Company's request for the $1.65 billion and authorized only $363 million. TXU Electric Company filed an appeal on May 2, 2000 with the Travis County, Texas District Court.

     On September 7, 2000, the Travis County, Texas District Court issued a final judgment reversing that part of the PUC's financing order that utilized regulated asset life (up to 40 years) for purposes of present-valuing the benefits of securitization. Instead, the District Court ruled that a present-value period based upon stranded cost and regulatory asset recovery periods authorized under the 1999 Restructuring Legislation should have been used by the PUC. The District Court also ruled that the PUC statements in its financing order concerning the future impact of securitization of loss on reacquired debt were only an advisory opinion. The judgment affirmed other aspects of the PUC's financing order and ordered the case remanded to the PUC for further proceedings consistent with the judgment. TXU Electric Company and various other parties have appealed this judgment directly to the Texas Supreme Court. TXU Electric Company expects that any difference between the $1.65 billion and the amount finally authorized will continue to be deferred until recovery of generation-related assets is again addressed by the PUC, most likely in 2001. TXU Electric Company is unable to predict the outcome of these proceedings.

     The constitutionality of the securitization provisions of the 1999 Restructuring Legislation under the Texas constitution has been challenged in connection with a securitization request made by Central Power and Light Company. In July 2000, the Travis County, Texas District Court issued its judgment denying this appeal and finding that the securitization provisions are constitutional. This judgment has been appealed directly to the Texas Supreme Court. TXU Electric Company is unable to predict the outcome of such proceedings.

     In January 2000, TXU Electric Company filed with the PUC its business separation plan as required by the 1999 Restructuring Legislation. This plan described how TXU Electric Company proposed to separate, by September 1, 2000, the provision of competitive energy services from its regulated business activities and how it plans to unbundle its business by January 1, 2002 in accordance with the 1999 Restructuring Legislation. Only the T&D functions will continue to be regulated. An independent organization certified by the PUC will oversee transmission system planning and reliability in the State of Texas. Beginning January 1, 2002, retail electric customers in Texas will be able to select their electricity providers. The portion of this plan that describes how TXU Electric Company proposed to separate the provision of competitive energy services from its regulated business activities has been severed by the PUC from Docket No. 21950 and assigned Docket No. 21987. In April 2000, TXU Electric Company and certain other parties to Docket No. 21987 filed with the PUC a nonunanimous stipulation concerning matters at issue in that proceeding. In June 2000, the PUC issued an order in Docket No. 21987 approving this stipulation and the TXU Electric Company plan, as modified by this stipulation.

     As required by the 1999 Restructuring Legislation, in March 2000, TXU Electric Company filed its transition to competition plan with the PUC (Docket No. 22350). This plan lays the foundation for retail competition to begin in the Texas electricity market. Under the plan as filed, the generation business unit and the retail business unit of TXU Electric Company will become unregulated entities and will be allowed to compete for customers. The T&D business units of TXU Electric Company will be separated into regulated entities and will together represent the regulated part of the business. The filing also includes proposed T&D delivery rates to be charged to retail electric providers. In addition to the actual T&D charges for delivering electricity, these rates include nuclear decommissioning fund charges, system benefit fund charges and stranded cost recovery charges. In that March 2000 filing, TXU Electric Company's stranded costs were estimated to be approximately $3.7 billion, including the regulatory assets that were part of the Docket No. 21527 proceedings and amounts related to the remand of Docket No. 9300 (see TXU Electric Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000). TXU Electric Company filed an updated stranded cost estimate on August 28, 2000, to reflect various PUC decisions made since Docket No. 22350 was filed. In the August 28, 2000 filing, TXU Electric Company's stranded costs were estimated to be $2.8 billion. Subsequent to the August 2000 filing, the PUC has required TXU Electric Company to revise the stranded cost estimate to remove amounts related to regulatory assets, certain environmental expenditures, and the remand of Docket No. 9300, which resulted in a revised stranded cost estimate of $14 million. TXU Electric Company has appealed certain of the PUC's decisions related to this matter to the Travis County, Texas District Court. Various parties to Docket No. 22350 have presented stranded cost estimates ranging from negative $1.5 billion to negative $3.5 billion along with recommendations that these amounts be returned to customers beginning in 2002. The estimate established in Docket No. 22350 is subject to a future "true-up" in 2004. TXU Electric Company is unable to predict the outcome of these proceedings.

                  SUMMARY OF HISTORICAL CONSOLIDATED FINANCIAL
            INFORMATION OF TXU ELECTRIC COMPANY AND ITS SUBSIDIARIES

              (MILLIONS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

     The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the prospectus and the documents incorporated by reference in the prospectus. In the opinion of TXU Electric Company, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended September 30, 2000, have been made.

                                     TWELVE MONTHS ENDED       NINE MONTHS ENDED
                                        DECEMBER 31,               SEPTEMBER 30,
                          --------------------------------------  --------------
                           1995    1996    1997    1998    1999    1999    2000
                          ------  ------  ------  ------  ------  ------  ------
                                                                    (UNAUDITED)
Income statement data:
Operating Revenues....    $5,560  $6,030  $6,135  $6,488  $6,207  $4,847  $5,479
Net Income available
  for Common Stock....      $368    $809    $745    $785    $769    $695    $724
Ratio of Earnings to
  Fixed Charges.......       2.0     3.0     2.9     3.3     3.2     3.6     4.0

                                                                             ADJUSTED (A)
                                                      OUTSTANDING AT      -------------------
                                                     SEPTEMBER 30, 2000    AMOUNT    PERCENT
                                                     ------------------   --------  ---------

Capitalization (Unaudited):
Common Stock Equity...................................      $6,818        $6,818     53.0%

Preferred Stock:

  Not subject to mandatory redemption..................        115           115      0.9%

  Subject to mandatory redemption......................         21            21      0.2%

TXU Electric Company obligated, mandatorily
  redeemable preferred securities of subsidiary trusts
  holding solely junior subordinated debentures of
  TXU Electric Company: ...............................        829           829      6.4%

Long-term debt, less amounts due currently.............      4,508         5,083     39.5%
                                                           -------       -------   -------
  Total capitalization.................................    $12,291       $12,866    100.0%
                                                           =======       =======   =======

(a) To give effect to the issuance of $150,000,000 in principal amount of First Mortgage Bonds, Floating Rate Series A due December 20, 2002 and to the issuance of $425,000,000 in principal amount of First Mortgage Bonds, Floating Rate Series B due December 20, 2002. Adjusted amounts do not reflect any possible future sales by TXU Electric Company of up to $25,000,000 of its cumulative preferred stock, for which a registration statement is effective under Rule 415 of the Securities Act of 1933.

                                 USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying prospectus. Please read these two sections together.

     The First Mortgage Bonds, Floating Rate Series B due December 20, 2002, are referred to in this prospectus supplement as the "Offered Bonds." By means of a separate prospectus supplement TXU Electric Company is offering contemporaneously herewith, $150,000,000 in principal amount of its First Mortgage Bonds, Floating Rate Series A due December 20, 2002 (Other Bonds). The issuance of each series is not contingent on the other.

     TXU Electric Company intends to use the proceeds from the sale of the Offered Bonds and the Other Bonds to repay borrowings from affiliates and for other corporate purposes. At December 13, 2000, TXU Electric Company had $503 million of borrowings from affiliates outstanding at an interest rate of 7.23%.

                       CERTAIN TERMS OF THE OFFERED BONDS

     The information in this section adds to the information in the "Description of New Bonds" section beginning on page 4 of the accompanying prospectus. Please read these two sections together.

     General. TXU Electric Company will issue the Offered Bonds as a new series of First Mortgage Bonds under the Mortgage (as defined in the accompanying prospectus). The Sixtieth Supplemental Indenture, dated as of December 1, 2000, supplements the Mortgage and establishes the specific terms of the Offered Bonds.

     Interest. Interest on the Offered Bonds will:

     o Be payable in U.S. dollars at rates determined quarterly as described below;

     o Be computed for each interest period on the basis of a year consisting of 360 days and paid for the actual number of days for which interest is payable in that interest period;

     o Be payable quarterly in arrears on March 20, June 20, September 20, and December 20, of each year, commencing March 20, 2001, and at maturity;

     o Originally accrue from, and include, the date of initial issuance (expected to be on or about December 20, 2000); and

     o Be paid to the persons in whose names the Offered Bonds are registered at the close of business (1) on the business day prior to each interest payment date if the Offered Bonds remain in book-entry only form or (2) on the 15th calendar day before each interest payment date if the Offered Bonds do not remain in book-entry only form. See "Book-Entry Only Issuance--The Depository Trust Company" below.

     The Offered Bonds will bear interest for each interest period at a per annum interest rate determined by The Bank of New York, or its successor appointed by TXU Electric Company as permitted by the Mortgage, acting as Calculation Agent. The interest rate for each interest period will be equal to three month LIBOR on the interest determination date for that interest period plus .75%. Promptly upon determination, the Calculation Agent will notify the Mortgage Trustee of the interest rate for the new interest period. The interest rate determined by the Calculation Agent, absent wilful default, bad faith or manifest error, will be binding and conclusive upon the beneficial owners and holders of the Offered Bonds, TXU Electric Company and the Mortgage Trustee.

     The period commencing on an interest payment date and ending on the day preceding the next succeeding interest payment date is called an "interest period," provided that the initial interest period will commence on the date of initial issuance. The "interest determination date" for an interest period is the second London business day immediately preceding the first day of that interest period.

     For purposes of this calculation, "London business day" means any day on which dealings in deposits in U.S. dollars are transacted, or, with respect to any future date, are expected to be transacted, in the London interbank market.

     "LIBOR" for any interest determination date will be the rate for deposits in U.S. dollars having a maturity of three months for a period commencing on the second London business day immediately following the interest determination date (Three Month Deposits), as that rate appears on Telerate Page 3750, or a successor reporter of such rates selected by the Calculation Agent and acceptable to TXU Electric Company, at approximately 11:00 a.m., London time, on the interest determination date (Reported Rate); provided, however, that in certain circumstances described below, LIBOR will be determined in an alternative manner.

     "Telerate Page 3750" means the display designated as Page 3750 on Bridge Telerate, Inc. or any successor service, for the purpose of displaying London interbank rates of major banks for U.S. dollar deposits.

     If the following circumstances exist on any interest determination date, LIBOR for the Offered Bonds will be determined by the Calculation Agent as follows:

     o In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an interest determination date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with TXU Electric Company) to provide a quotation of the rate at which Three Month Deposits are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on that interest determination date, that is representative of single transactions at that time (Representative Amounts). If at least two rate quotations are provided, LIBOR will be the arithmetic mean of the rate quotations obtained by the Calculation Agent.

     o In the event no Reported Rate appears on Telerate Page 3750 and the Calculation Agent obtains fewer than two rate quotations, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that interest determination date, by three major banks in New York City, selected by the Calculation Agent (after consultation with TXU Electric Company), for Three Month Deposits in Representative Amounts to leading European banks, commencing on the second London business day immediately following that interest determination date; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting those rates, LIBOR for the applicable interest period will be the same as LIBOR in effect for the immediately preceding interest period.

     Upon the request of the holder of any of the Offered Bonds, the Calculation Agent will provide to that holder the interest rate in effect on the date of the request and, if determined, the interest rate for the next interest period.

     Issuance of Additional Bonds. As of September 30, 2000, unfunded net Property Additions (as defined in the accompanying prospectus) of approximately $8.97 billion were available under the Mortgage. Up to approximately $6.28 billion aggregate principal amount of First Mortgage Bonds could be issued based on such property additions. In addition, approximately $4.75 billion aggregate principal amount of First Mortgage Bonds could be issued on the basis of First Mortgage Bonds that have been retired, subject, where applicable, to the earnings test and other requirements of the Mortgage.

     Redemption. The Offered Bonds shall not be redeemable prior to June 20, 2001. On or after June 20, 2001, TXU Electric Company may redeem the Offered Bonds, at its option, in whole but not in part on the 20th day of any calendar month prior to the maturity of the Offered Bonds (each a Redemption Date). TXU Electric Company will give notice of its intent to redeem the Offered Bonds 30 days prior to a Redemption Date. If TXU Electric Company redeems the Offered Bonds, it will pay a redemption price equal to 100% of the principal amount of the Offered Bonds plus accrued and unpaid interest thereon, if any, to the Redemption Date.

     Book-Entry Only Issuance--The Depository Trust Company. The Offered Bonds will trade through DTC. The Offered Bonds will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Offered Bonds within the DTC system must be made through participants, which will receive a credit for the Offered Bonds on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Offered Bonds. Beneficial owners will not receive certificates for their Offered Bonds, except if use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Offered Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Bonds. DTC's records reflect only the identity of the participants to whose accounts such Offered Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them. Redemption notices will be sent to Cede & Co.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds. Under its usual procedures, DTC would mail an omnibus proxy to TXU Electric Company as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Offered Bonds are credited on the record date. TXU Electric Company believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Offered Bonds.

     Payments of redemption proceeds, principal of, and interest on the Offered Bonds will be made to DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, The Bank of New York or TXU Electric Company. Payment of redemption proceeds, principal and interest to DTC is the responsibility of TXU Electric Company. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Offered Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

     DTC may discontinue providing its services as securities depository with respect to the Offered Bonds at any time by giving reasonable notice to TXU Electric Company. In the event no successor securities depository is obtained, certificates for the Offered Bonds will be printed and delivered. If TXU Electric Company decides to discontinue use of the DTC system of book-entry transfers, certificates for the Offered Bonds will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TXU Electric Company believes to be reliable, but TXU Electric Company does not take responsibility for the accuracy of this information.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the Offered Bonds as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to TXU Electric Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Offered Bonds held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Offered Bonds as a part of a hedging or conversion transaction or a straddle, or persons who are not United States Holders (as defined herein). In addition, this discussion does not address the tax consequences to persons who purchase Offered Bonds other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986 and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. The opinion of Thelen Reid & Priest LLP is not binding on the Internal Revenue Service (IRS) or the courts.

     PROSPECTIVE PURCHASERS OF OFFERED BONDS, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS (AS DEFINED HEREIN) AND PERSONS WHO PURCHASE OFFERED BONDS IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OFFERED BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     United States Holders. As used herein, a "United States Holder" means a beneficial owner of an Offered Bond that (i) is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions.

     Payments of Interest. Stated interest on an Offered Bond will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     Sale, Exchange and Redemption of the Offered Bonds. Upon the sale, exchange or redemption of Offered Bonds, a United States Holder will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Offered Bonds and the amount realized upon the sale, exchange or redemption, other than amounts attributable to accrued but unpaid interest. Such gain or loss will be capital gain or loss. A United States Holder's adjusted tax basis will be, in general, the issue price of the Offered Bonds. In the case of an individual United States Holder, any capital gain recognized upon the sale, exchange or redemption of the Offered Bonds will generally be subject to United States federal income tax at a maximum rate of (i) 20%, if the United States Holder's holding period in the Offered Bonds is more than one year at the time of such sale, exchange or redemption, and (ii) ordinary graduated rates if the United States Holder's holding period in the Offered Bonds is one year or less at the time of the sale, exchange or redemption. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

     Information Reporting and Backup Withholding. Subject to the qualification discussed below, income on the Offered Bonds will be reported to United States Holders on Forms 1099, which should be mailed to such holders by January 31 following each calendar year.

     If required by law, TXU Electric Company will report annually to the holders of record of the Offered Bonds the interest income paid or accrued during the year with respect to the Offered Bonds. TXU Electric Company currently intends to report that information on Form 1099 by January 31 following each calendar year. Under current law, holders of record of the Offered Bonds who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to TXU Electric Company. TXU Electric Company, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of the Offered Bonds who hold their Offered Bonds through nominee holders will typically receive Forms 1099 reflecting the income on their Offered Bonds from the nominee holders rather than from TXU Electric Company.

     Payments made in respect of, and proceeds from the sale of, the Offered Bonds may be subject to "backup" withholding tax of 31% if the United States Holder fails to comply with specified identification requirements, or has previously failed to report in full dividend and interest income, or does not otherwise establish its entitlement to an exemption. Any withheld amounts will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is provided to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement among TXU Electric Company and the underwriters named below, TXU Electric Company has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the respective principal amount of Offered Bonds set forth opposite that underwriter's name in the table below:

                                                                PRINCIPAL AMOUNT
        UNDERWRITER                                             OF OFFERED BONDS
        -----------                                             ----------------
        Lehman Brothers Inc..........................             $212,500,000

        Morgan Stanley & Co. Incorporated............             $212,500,000
                                                                  ------------

        Total........................................             $425,000,000
                                                                  ============

     In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Offered Bonds offered hereby if any of the Offered Bonds are purchased. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriter may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Bonds to the public when and if the underwriters buy the Offered Bonds from TXU Electric Company.

     The underwriters propose to offer these securities from time to time for sale in negotiated transactions, or otherwise, initially at 100% of the principal amount thereof and thereafter at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase the Offered Bonds from TXU Electric Company at 99.75% of their aggregate principal amount. In connection with the sale of the Offered Bonds, the underwriters may be deemed to have received compensation from TXU Electric Company in the form of underwriting discounts. The underwriting discount computed as the difference between the initial offering price and the purchase price paid to TXU Electric Company by the underwriters is .25% of the aggregate principal amount of the Offered Bonds.

     TXU Electric Company does not plan to list the Offered Bonds on any securities exchange and there is no established trading market for the Offered Bonds. The underwriters have advised TXU Electric Company that they intend to make a market in the Offered Bonds. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Bonds.

     In order to facilitate the offering of the Offered Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Offered Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Bonds, the underwriters may bid for, and purchase, Offered Bonds in the open market. Any of these activities may stabilize or maintain the market price for the Offered Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     TXU Electric Company estimates that its expenses in connection with the offer and sale of the Offered Bonds will be $250,000.

     TXU Electric Company has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for TXU Electric Company and its affiliates in the ordinary course of business. In addition the underwriters are acting as the underwriters of TXU Electric Company's contemporaneous offering of $150,000,000 in principal amount of First Mortgage Bonds, Floating Rate Series A due December 20, 2002.

                                     EXPERTS

     The information in this section adds to the information in the "Experts and Legality" section beginning on page 13 of the accompanying prospectus. Please read these two sections together.

     The consolidated financial statements of TXU Electric Company and subsidiaries included in the Annual Report of TXU Electric Company on Form 10-K for the year ended December 31, 1999, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of TXU Electric Company on Form 10-K, and have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$498,850,000

TEXAS UTILITIES ELECTRIC COMPANY

FIRST MORTGAGE BONDS

DEBT SECURITIES

     Texas Utilities Electric Company (Company) intends to offer from time to time up to $498,850,000 in aggregate principal amount of (i) its First Mortgage Bonds (New Bonds), (ii) unsecured debt securities of the Company consisting of debentures, notes or other unsecured evidence of indebtedness (New Debt Securities), or (iii) any combination of the foregoing, in one or more series at prices and on terms to be determined at the time of sale. New Bonds and New Debt Securities are collectively referred to herein as "Securities."

     For each issue of Securities for which this Prospectus is being delivered (Offered Bonds or Offered Debt Securities, as the case may be, and, together, Offered Securities) there will be an accompanying Prospectus Supplement (Prospectus Supplement) that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, the initial public offering price, the principal amounts, if any, to be purchased by underwriters and any other special terms of the Offered Securities.

     The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more of a limited number of purchasers. If any agents of the Company or any underwriters are involved in the sales of the Offered Securities, the names of such agents or such underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. See PLAN OF DISTRIBUTION for possible indemnification arrangements for underwriters and agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 6, 1998.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act), are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1996 (1996 10-K).

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     3.   Current Reports on Form 8-K, dated March 31, 1997 and December 17,
          1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: SECRETARY, TEXAS UTILITIES ELECTRIC COMPANY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201, TELEPHONE NUMBER (214) 812-4600.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information filed by the Company. Certain Depositary Shares representing fractional interests in shares of cumulative preferred stock of the Company and preferred securities of certain subsidiary trusts of the Company are listed on the New York Stock Exchange, where reports and other information concerning the Company may be inspected.

     Securityholders of the Company may obtain, upon request, copies of an Annual Report on Form 10-K containing financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent auditors.

                                   THE COMPANY

     The Company was incorporated under the laws of the State of Texas in 1982 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is
(214) 812-4600.

     The Company's service area covers the north central, eastern and western parts of Texas, with a population estimated at 5,890,000 -- about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

     The Company is the principal subsidiary of Texas Energy Industries, Inc.
(TEI), which is a subsidiary of the newly formed holding company, Texas Utilities Company (Texas Utilities). The other electric utility subsidiaries of TEI are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 126,900, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Limited, which is engaged in the purchase, distribution, marketing and sale of electric energy to approximately 481,000 customers in the State of Victoria, Australia. TEI also has three other subsidiaries which perform specialized functions within the Texas Utilities system: Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by the Company; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for the generation of electric energy by the Company; and Texas Utilities Services Inc. provides financial, accounting, information technology, environmental services, customer services, personnel, procurement and other administrative services at cost. In August 1997, Texas Utilities became the holding company for both TEI and ENSERCH Corporation (ENSERCH). Pursuant to the transaction, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of ENSERCH, and other businesses, excluding Enserch Exploration Inc. and Lone Star Energy Plant Operations, Inc., formerly subsidiaries of ENSERCH , were acquired by Texas Utilities. In addition, in November 1997, Texas Utilities acquired Lufkin-Conroe Communications Co. (LCC). LCC offers long-distance, cellular, internet and other services and provides local telephone services in Southeast Texas.

                                 USE OF PROCEEDS

     The Company is offering hereby a maximum of $498,850,000 aggregate principal amount of Securities. The net proceeds to be received by the Company from the sale of the Securities, together with funds from operations, are expected to be used for the redemption or repurchase of certain of its outstanding debt and preferred stock, and may also be used to meet expenditures for its construction program and for other corporate purposes, including the repayment of short-term borrowings incurred for similar purposes and outstanding at the time of any such sale. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes.

     Reference is made to the Incorporated Documents with respect to the Company's estimated capital expenditures and its general financing plan and capabilities. Reference is also made to the Prospectus Supplement applicable to each series of Offered Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the years ended December 31, 1992 through 1996 and the twelve months ended September 30, 1997 was 2.48, 2.00, 2.45, 2.02, 2.95 and 2.84, respectively. The computation of the ratio of earnings to fixed charges does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.

                            DESCRIPTION OF NEW BONDS

     General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of December 1, 1983, as supplemented, with The Bank of New York, Trustee (Mortgage Trustee), referred to herein as the "Mortgage." Whenever particular provisions or defined terms in the Mortgage are referred to under this DESCRIPTION OF NEW BONDS, such provisions or defined terms are incorporated by reference herein.

     As herein summarized, bonds now or hereafter issued under the Mortgage (Bonds) are, or will be, secured by a first mortgage Lien on certain property of the Company. Bonds issued under the Mortgage are equally secured and pari passu.

     The Mortgage is an exhibit to the Registration Statement. The statements herein concerning the Mortgage, the New Bonds and the Bonds are merely an outline and do not purport to be complete. Such statements include terms defined in the Mortgage and are qualified in their entirety by reference to the Mortgage.

     The New Bonds will be issuable in the form of fully registered bonds in denominations of $1,000 and any multiple thereof, unless otherwise specified in the Prospectus Supplement. The New Bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York, New York, New York.

     Maturity and Interest Payments. Reference is made to the Prospectus Supplement for the date or dates on which the Offered Bonds will mature; the rate or rates per annum at which the Offered Bonds will bear interest; and the times at which such interest will be payable.

     Redemption, Repayment or Purchase of New Bonds. The New Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at the option of the Company or as required by the Mortgage.

     Reference is made to the Prospectus Supplement for the redemption terms, if any, and other specific terms of the Offered Bonds.

     If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions. There is no sinking fund under the Mortgage.

     Cash deposited under any provisions of the Mortgage may be applied (with certain exceptions) to the purchase or redemption of Bonds of any series. (Mortgage, Arts. XII and XIII.)

     In addition to or in lieu of any terms of redemption, the Company may grant holders of a particular series of New Bonds the right to tender their bonds prior to maturity to the Company for repayment at stated prices and at stated times. Reference is made to the Prospectus Supplement for the terms of any such right to tender New Bonds.

     Security and Priority. The Bonds issued under the Mortgage will be secured by a first mortgage Lien of the Mortgage. Substantially all of the Company's property is subject to the Lien of the Mortgage.

     The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions.

     There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; and gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system.

     The Mortgage contains provisions subjecting after-acquired property to the Lien thereof. These provisions may be limited, at the option of the Company, in the case of consolidation, merger or sale of substantially all of the Company's assets. (Mortgage, Sec. 18.03.) In addition, after-acquired property may be subject to purchase money mortgages and other liens or defects in title.

     The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Mortgage, Sec. 19.09.)

     Issuance of Additional Bonds. The maximum principal amount of Bonds which may be issued under the Mortgage is not limited. Bonds of any series may be issued from time to time on the basis of: (1) 70% of qualified Property Additions after adjustments to offset retirements; (2) retirement of Bonds or certain prior lien bonds; and/or (3) deposits of cash. With certain exceptions in the case of (2) above, the issuance of Bonds is subject to Adjusted Net Earnings of the Company (before income taxes) being, for 12 out of the preceding 15 months, equal to at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the additional issue and all other indebtedness of prior rank. In general, interest on variable interest bonds, if any, is calculated using the average rate in effect during such 12 month period.

     Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     Unfunded net Property Additions, at cost, of approximately
$7,544,000,000.00 were available under the Mortgage as of October 31, 1997. Up to approximately $5,281,000,000.00 aggregate principal amount of Bonds could be issued based on such Property Additions. In addition, approximately $1,738,000,000.00 aggregate principal amount of Bonds could be issued on the basis of Bonds that have been retired, subject, where applicable, to the earnings test and other requirements of the Mortgage.

     The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted. (Mortgage, Secs. 1.04 to 1.07 and 3.01 to 7.01.)

     Release and Substitution of Property. Property subject to the Lien of the Mortgage may be released upon the basis of: (1) the deposit of cash or, to a limited extent, purchase money mortgages, (2) Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions, and/or (3) waiver of the right to issue Bonds. Cash may be withdrawn upon the bases stated in (2) and (3) above. When property released is not funded property, Property Additions used to effect the release may be available as credits under the Mortgage. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Mortgage, Secs. 1.05, 7.02, 7.03, 9.05, 10.01 to
10.04 and 13.03 to 13.09.)

     Dividend Restrictions. The Mortgage provides that the Company may declare or pay dividends (other than dividends payable solely in shares of its common stock) on any shares of its common stock only out of the unreserved and unrestricted retained earnings of the Company and will not make any such declaration or payment when the Company is insolvent, or when the payment thereof would render the Company insolvent. (Mortgage, Sec. 9.07.) The amount restricted is subject to being increased or decreased on the basis of various factors, and any restricted retained earnings can be otherwise used by the Company. Reference is made to the Incorporated Documents for information relating to other restrictions.

     Special Provisions for Retirement of Bonds. If mortgaged property is condemned or sold (other than in a project to be jointly owned by the Company and others) to any governmental authority resulting in the receipt of $50,000,000 or more as proceeds, the Company (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. (Mortgage, Sec. 9.14.)

     Modification. The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the Bonds adversely affected and (unless Bonds issued prior to 1989 are retired or the holders thereof otherwise consent) of the holders of a majority of all Bonds. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without such holder's consent. (Mortgage, Art. XXI.)

     Defaults and Notice Thereof. Defaults are defined in the Mortgage as: default in payment of principal; default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds; default in payment of principal or interest with respect to certain prior lien bonds; certain events in bankruptcy, insolvency or reorganization; and default in other covenants for 90 days after notice. (Mortgage, Sec. 15.01.) The Mortgage Trustee may withhold notice of default (except in the case of a default in the payment of principal, interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds) if it determines that it is in the best interest of the bondholders. (Mortgage, Sec. 15.02.)

     The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. (Mortgage, Sec. 15.03.) No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and have offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act. (Mortgage, Sec. 15.16.) The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Mortgage, Sec. 15.07.) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Mortgage, Sec. 19.08.)

     Satisfaction and Discharge of Mortgage. Upon the Company's making due provision for the payment of all of the Bonds and paying all other sums due under the Mortgage, the Mortgage shall cease to be of further effect and may be satisfied and discharged of record. (Mortgage, Art. XX.)

     Evidence to be Furnished to the Mortgage Trustee. Compliance with Mortgage provisions is evidenced by written statements of Company officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Mortgage Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the Mortgage throughout the preceding calendar year.

                       DESCRIPTION OF NEW DEBT SECURITIES

     The New Debt Securities will be issued in one or more series under an Indenture (For Unsecured Debt Securities) dated as of August 1, 1997, between the Company and The Bank of New York, Trustee (Indenture Trustee), referred to herein as the "Indenture." The following description of the terms of the New Debt Securities does not purport to be complete and is qualified in its entirety by reference to (i) the Indenture and (ii) one or more officer's certificates establishing the New Debt Securities to which a form of Debt Security is attached. Whenever particular provisions or defined terms in the Indenture are referred to under this DESCRIPTION OF NEW DEBT SECURITIES, such provisions or defined terms are incorporated by reference herein.

     General. The Indenture provides for the issuance of debentures, notes or other unsecured evidence of indebtedness, including the New Debt Securities, by the Company (each a Debt Security and together the Debt Securities) in an unlimited amount from time to time. All Debt Securities will be unsecured obligations of the Company. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture. The Indenture does not limit other unsecured debt. The Company's financial statements included in the Incorporated Documents show the total amount of unsecured debt, including Debt Securities, and of the Company's First Mortgage Bonds outstanding at the date of such statements. See the Prospectus Supplement applicable to each series of Offered Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the New Debt Securities of the related series:
(1) the title of such New Debt Securities; (2) any limit upon the aggregate principal amount of such New Debt Securities; (3) the date or dates on which the principal of such New Debt Securities is payable or the method of determination thereof; (4) the rate or rates, if any, or the method by which such rate will be determined, at which such New Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any interest payable on any Interest Payment Date and the Person or Persons to whom interest on such New Debt Securities will be payable on any Interest Payment Date, if other than the Persons in whose names such New Debt Securities are registered at the close of business on the Regular Record Date for such interest; (5) the place or places where, subject to the terms of the Indenture as described below under Payment and Paying Agents, the principal of and premium, if any, and interest on such New Debt Securities will be payable and where, subject to the terms of the Indenture as described below under Registration and Transfer, such New Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of such New Debt Securities and the Indenture may be served; the Security Registrar for such New Debt Securities; and, if such is the case, that the principal of such New Debt Securities will be payable without presentment or surrender thereof; (6) the period or periods within, or date or dates on, which, the price or prices at which and the terms and conditions upon which such New Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or obligations, if any, of the Company to redeem or purchase any of such New Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such New Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (8) the denominations in which any such New Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) the currency or currencies, including composite currencies in which the principal of or any premium or interest on such New Debt Securities will be payable (if other than in Dollars); (10) if the principal of or any premium or interest on such New Debt Securities is to be payable, at the election of the Company or the Holder thereof, in a coin or currency other than that in which such New Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (11) if the principal of or premium or interest on such New Debt Securities is to be payable, or is to be payable at the election of the Company or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method or other means by which such amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (12) if the amount payable in respect of principal of or any premium or interest on such New Debt Securities may be determined with reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which such amounts will be determined; (13) if other than the principal amount thereof, the portion of the principal amount of such New Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) any Events of Default, in addition to those specified in the Indenture, with respect to such New Debt Securities and any covenants of the Company for the benefit of the Holders of such New Debt Securities, in addition to those specified in the Indenture; (15) the terms, if any, pursuant to which such New Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Company or any other Person; (16) the obligations or instruments, if any, which will be considered to be Eligible Obligations in respect of such New Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Company's indebtedness in respect of such New Debt Securities after the satisfaction and discharge thereof; (17) if such New Debt Securities are to be issued in global form, (i) any limitations on the rights of the Holders of such New Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such New Debt Securities; (18) if such New Debt Securities are to be issuable as bearer securities any and all matters incidental thereto; (19) to the extent not addressed in item (17) above, any limitations on the rights of the Holders of such New Debt Securities to transfer or exchange such New Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of such New Debt Securities, the amount or terms thereof; (20) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such New Debt Securities; and (21) any other terms of such New Debt Securities, not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

     New Debt Securities may be sold at a discount below their principal amount. Certain special United States Federal income tax considerations, if any, applicable to New Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States Federal income tax or other considerations, if any, applicable to any New Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

     Except as may otherwise be described in the applicable Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of New Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

     Payment and Paying Agents. Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the Person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter a Maturity) will be paid to the Person to whom principal is paid. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Indenture Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment on such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debt Security may be listed, if the Indenture Trustee deems such manner of payment practicable (Indenture, Section 307).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of and premium, if any, and interest on, the Debt Securities at Maturity will be payable upon presentation of the Debt Securities at the corporate trust office of The Bank of New York, in The City of New York, as Paying Agent for the Company. The Company may change the Place of Payment on the Debt Securities, may appoint one or more additional Paying Agents (including the Company) and may remove any Paying Agent, all at its discretion (Indenture,
Section 602).

     Registration and Transfer. Unless otherwise specified in the applicable Prospectus Supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York in The City of New York, as Security Registrar for the Debt Securities. The Company may change the place for registration of transfer and exchange of the Debt Securities and may designate one or more additional places for such registration and exchange, all at its discretion. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Debt Securities. The Company will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part (Indenture, Section 305).

     Defeasance. The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged if there shall have been irrevocably deposited with the Indenture Trustee or any paying agent, in trust:
(a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such Debt Securities, Eligible Obligations (as defined below), the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are Outstanding. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof.

     Consolidation, Merger, and Sale of Assets. Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be an entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company shall have delivered to the Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture (Indenture, Section 1101). The terms of the Indenture do not restrict the Company in a merger in which the Company is the surviving entity.

     Events of Default. Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series:
(a) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 90 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series Outstanding under the Indenture as provided in the Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or
(2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable Federal or State law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors (Indenture, Section 801).

     An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

     Remedies. If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Indenture Trustee or the Holders of 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately. If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all Outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Indenture Trustee or the Holders of not less than 33% in principal amount of all Outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series, may make such declaration of acceleration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of the Company.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

     (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

          (1)  all overdue interest on all Debt Securities of such series;

          (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

          (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

          (4)  all amounts due to the Indenture Trustee under the Indenture; and

     (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Indenture, Section 802).

     Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity (Indenture, Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture (Indenture, Section 812).

     No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series,
(ii) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series in respect of which an Event of Default has occurred and is continuing, considered as one class, have made written request to the Indenture Trustee, and such Holders have offered reasonable indemnity to the Indenture Trustee, to institute such proceeding in respect of such Event of Default in its own name as Indenture Trustee and (iii) the Indenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer (Indenture, Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Indenture, Section 808).

     The Company will be required to furnish to the Indenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture (Indenture, Section 606).

     Modification and Waiver. Without the consent of any Holder of Debt Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Debt Securities of one or more specified series, or one or more specified Tranches thereof, or to surrender any right or power conferred upon the Company by the Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only (1) when the consent of the Holders of Debt Securities of such series or Tranche has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series or Tranche remain Outstanding under the Indenture; or (e) to provide collateral security for all but not part of the Debt Securities; or (f) to establish the form or terms of Debt Securities of any other series or Tranche as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series or Tranche; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series or Tranche of Debt Securities shall be payable, (2) all or any series or Tranche of Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series or Tranche in any material respect (Indenture, Section 1201).

     The Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture (Indenture, Section 607). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Indenture, Section 813).

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment (Indenture, Section 1201).

     Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Outstanding Debt Securities are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Debt Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Security of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series or Tranche, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche (Indenture, Section 1202).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities Outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be Outstanding.

     If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security (Indenture, Section 104).

     Resignation of Indenture Trustee. The Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of all series of Debt Securities then Outstanding delivered to the Indenture Trustee and the Company. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to an Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture (Indenture, Section 910).

     Notices. Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the security register therefor.

     Title. The Company, the Indenture Trustee, and any agent of the Company or the Indenture Trustee, may treat the Person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

     Governing Law. The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

     Regarding the Indenture Trustee. The Indenture Trustee under the Indenture is The Bank of New York. In addition to acting as Indenture Trustee, The Bank of New York acts as trustee under the Company's Mortgage. The Company and its subsidiaries also maintain various banking and trust relationships with The Bank of New York.

                              EXPERTS AND LEGALITY

     The consolidated financial statements included in the latest Annual Report of the Company on Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said latest Annual Report of the Company on Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon authority of that firm as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information included in the Company's Quarterly Reports on Form 10-Q which are or will be incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports included in the Company's Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference, Deloitte & Touche LLP did not audit and did not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the 1933 Act for any of their reports on such unaudited condensed consolidated interim financial information because such reports were not "reports" or a "part" of the Registration Statement filed under the 1933 Act with respect to the Securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.

     The statements made in the Company's 1996 Form 10-K under Part I, Item 1--Business-Regulation and Rates and Environmental Matters, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth or incorporated by reference herein in reliance upon the opinion of that firm given upon their authority as experts. At October 31, 1997, members of the firm of Worsham, Forsythe & Wooldridge, L.L.P. owned approximately 41,200 shares of the common stock of Texas Utilities.

     The legality of the Offered Securities will be passed upon for the Company by Worsham, Forsythe & Wooldridge, L.L.P. and by Reid & Priest LLP, New York, New York, of counsel to the Company, and for any underwriters or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all matters pertaining to incorporation, franchises, licenses and permits, the Lien of the Mortgage on property located in Texas and all other matters of Texas law will be passed upon only by Worsham, Forsythe & Wooldridge, L.L.P.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


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


     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Subject to certain conditions, the Company may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the 1933 Act arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this Prospectus, a Prospectus Supplement or the Incorporated Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. See the applicable Prospectus Supplement.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


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